SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of April 24, 2007, by and between EVCI Career Colleges Holding Corp., a Delaware corporation (the “Company”), and ComVest Investment Partners III, L.P., a Delaware limited partnership (“Purchaser”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Securities Act”), including Regulation D (“Regulation D”), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company on the Closing Date (i) a secured convertible note (the “Secured Note”), in a form attached hereto as Exhibit A, in an aggregate principal amount of $9,202,313 (such amount representing the principal amount plus the addition of prepayment of certain interest as set forth in Section 4.3(b) of this Agreement and reimbursement of fees and expenses of Purchaser in accordance with Section 5.1(b) of this Agreement), (ii) 2,374,922 shares (the “Shares”) of common stock, $0.0001 par value per share (“Common Stock”), of the Company for an aggregate purchase price of $1,282,458, (iii) warrants to purchase up to 25,863,095 shares of Common Stock (the “Warrant”);

WHEREAS, Purchaser has agreed to assist the Company in procuring a one-year letter(s) of credit (the “Letter(s) of Credit”) in an amount up to $6,700,000 and has further agreed to guarantee such Letter(s) of Credit, if required, with an irrevocable corporate guaranty or irrevocable letter of credit (the “L/C Guaranty”) in a form to be reasonably acceptable to Purchaser and the applicable letter(s) of credit bank;

WHEREAS, the Board of Directors (the “Board”) of the Company, upon the unanimous recommendation of a special committee comprised of independent directors of the Company (the “Special Committee”), has approved this Agreement and the other Transaction Documents, including but not limited to those transactions contemplated by the Management Subscription Documents and the Employment Agreements, and has deemed it advisable and in the best interests of its stockholders to consummate the transactions contemplated hereby;

WHEREAS, simultaneous with the execution of this Agreement, Dr. Arol I. Buntzman, Dr. John J. McGrath, Joseph D. Alperin and Stephen Schwartz (collectively, the “Management Group”) will enter into employment letters or employment agreements (collectively, the “Employment Agreements”), in the forms attached hereto as Exhibits B-1, B-2, B-3 and B-4, as the case may be, each effective as of the Closing, amending certain current employment arrangements with the Company (including, without limitation, any change of control payments possibly owed as a result of the transactions contemplated hereby) with the Company;

WHEREAS, the Management Group, simultaneous with the execution of this Agreement, has entered into the Management Subscription Documents agreeing to purchase the Management Securities on the Closing Date;

WHEREAS, simultaneous with the execution of this Agreement, the Company, Purchaser, each member of the Management Group and Harris N. A. (the “Senior Lender”) have entered into an Intercreditor Agreement (the “Intercreditor Agreement”), a copy of which is attached hereto as Exhibit C, relating to, among other things, the subordination of the Company’s obligations under the Notes to the Senior Debt (as such term is defined in the Intercreditor Agreement) and any Encumbrance securing the Company’s obligations under the Notes to the Senior Debt to any Encumbrance and security interest in favor of the Senior Lender;

WHEREAS, simultaneous with the execution of this Agreement, the Company and the Senior Lender have agreed to further amend and restate that certain Credit Agreement, originally dated as of September 16, 2005, as amended and restated as of March 31, 2006 and further amended as of April 30, 2006 and June 26, 2006 (as so amended and restated, the “Credit Agreement”), on commercially reasonable terms acceptable to each of the Company, the Senior Lender and Purchaser (as so further amended and restated on the date hereof, the “Amended and Restated Credit Agreement”); and

WHEREAS, the Company has agreed to seek stockholder approval for an amendment to the Company’s certificate of incorporation to increase the Company’s authorized Common Stock to accommodate the issuance of the Conversion Shares and the Warrant Shares upon full conversion of the Secured Note and exercise of the Warrant, as the case may be, in excess of the Available Capitalization (including the filing of such amendment in the State of Delaware, the “Share Authorization”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1   Definitions

. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Action” means any claim, action, suit, arbitration, mediation, inquiry, action, proceeding or investigation by or before any Governmental Authority.

“Advisory Fee” shall have the meaning set forth in Section 5.2.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Amended and Restated Credit Agreement” shall have the meaning set forth in the Recitals.

“Available Capitalization” shall mean the number of authorized but unissued shares of Common Stock of the Company immediately prior to the Closing less (i) the Shares and the shares of Common Stock of the Company purchased by the Management Group at the Closing pursuant to the Management Subscription Documents, (ii) the L/C Shares, (iii) 362,592 shares of Common Stock that are reserved for issuance upon currently outstanding options and warrants as set forth in Section 3.1(c)(i), (iv) 2,157,113 Shares of Common Stock that are reserved for issuance upon stock options to be issued pursuant to the Employment Agreements, (v) 1,000,000 shares of Common Stock that are reserved for issuance upon exercise of the Warrant, and (vi) 1,000,000 shares of Common Stock that are reserved for issuance under Company stock options relating to grants to a new director appointed to the Board in accordance with the Company’s governing documents.

“Board” shall have the meaning set forth in the Recitals.

“Board Recommendation” shall have the meaning set forth in Section 4.15.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, Encumbrances, notices of noncompliance or violation, investigations, Actions, consent orders or consent agreements.

“Closing” shall have the meaning set forth in Section 2.1(a).

“Closing Date” shall have the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the Securities and Exchange Commission.

“Common Stock” shall have the meaning set forth in the Recitals.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” shall have the meaning set forth in the Preamble.

“Company Counsel” means Phillips Nizer LLP with offices located at 666 Fifth Avenue, New York, New York 10103.

“Company Indemnified Party” shall have the meaning set forth in Section 4.8(b).

“Company Intellectual Property” means Intellectual Property owned by the Company or any Subsidiary.

"Company IP Agreements" means (a) licenses of Intellectual Property by the Company or any Subsidiary to any third party, (b) licenses of Intellectual Property by any third party to the Company or any Subsidiary, (c) agreements between the Company or any Subsidiary and any third party relating to the development or use of Intellectual Property, the development of data, or the modification, framing, linking, or advertisement with respect to Internet web sites and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings to which the Company or any Subsidiary is a party, governing the use, validity or enforceability of Company Intellectual Property.

"Company Software" means all Software (a) material to the operation of its business or (b) manufactured, distributed, sold, licensed or marketed by the Company or any Subsidiary.

"control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

"Conversion Shares" means the shares of Common Stock issuable upon conversion of the Secured Note,

"Copyrights" means mask works, rights of publicity and privacy, and copyrights in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

"Designees" shall have the meaning set forth in Section 4.6.

"Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to Purchaser in connection with this Agreement.

"EBITDA" means, with reference to any period, Net Income (as defined in the Amended and Restated Credit Agreement) for such period plus the sum of all amounts deducted in arriving at such Net Income (as defined in the Amended and Restated Credit Agreement) amount in respect of (a) Interest Expense (as defined in the Amended and Restated Credit Agreement) for such period, (b) Taxes of the Company and its Subsidiaries for such period, (c) depreciation of fixed assets and amortization of intangible assets of the Company and its Subsidiaries for such period, (d) non-cash charges during such period resulting from the application of FASB 123 (*Accounting for Stock-Based Compensation*), and (e) restructuring charges that were incurred in fiscal 2006 as it relates to the U.S. Department of Education disallowance and closing of the Yonkers campus.

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"Effective Date" means the date that the Registration Statement is first declared effective by the Commission.

"Employment Agreements" shall have the meaning set forth in the Recitals.

"Encumbrance" means any security interest, pledge, hypothecation, mortgage, encumbrance (including environmental and tax encumbrances), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Environmental Claim" shall have the meaning set forth in Section 3.1(q)(A).

"Environmental Laws" shall have the meaning set forth in Section 3.1(q)(B).

"Equity Interests" means (a) with respect to a corporation, any and all classes or series of shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (c) with respect to any other Person, any other security representing any ownership interest or participation in such Person.

"ERISA" shall have the meanings set forth in Section 3.1(p)(i).

"ERISA Affiliates" shall have the meanings set forth in Section 3.1(p)(i).

"ESOP" shall have the meaning set forth in Section 3.1(p)(ii).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Exempt Issuance" means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of or conversion of any convertible securities, options or warrants issued and outstanding on the date hereof; provided that such securities are not amended subsequent to the date of this Agreement, (c) the Securities issued or issuable hereunder, (d) the Management Securities and, provided such options issued outside of an existing Company stock option plan are approved by stockholders of the Company at the Stockholders' Meeting, the option grants pursuant to the Employment Agreements, (e) issuances in connection with mergers, acquisitions, joint ventures or other transactions with an unrelated third party in a bona fide transaction the purpose of which is not fundraising, or (f) issuances at fair market value to the Company's suppliers, consultants and other providers of services and goods not to exceed $25,000 to any one Person, and not to exceed an aggregate of $100,000 in any fiscal year without the prior written consent of Purchaser.

"GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

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"Governmental Authority" means any federal, national, supranational, state, provincial, local, foreign, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (including any political or other subdivision, department or branch of any of the foregoing).

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"GT" means Greenberg Traurig, LLP with offices located at The Met Life Building, 200 Park Avenue, New York, New York 10166.

"Hazardous Materials" shall have the meaning set forth in Section 3.1(q)(C).

"Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter(s) of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

"Indemnified Party" shall mean a Company Indemnified Party or a Purchaser Indemnified Party, as the case may be.

"Indemnifying Party" shall mean Purchaser pursuant to Section 4.8(a) and the Company pursuant to Section 4.8(b), as the case may be.

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"Intellectual Property" means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of its business symbolized thereby or associated therewith, (iii) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets, know how and invention rights.

"IRS" means the Internal Revenue Service of the United States.

"Law" means any statute, law, ordinance, regulation, rule, code, principle of common law or equity or other requirement of law of a Governmental Authority or any Governmental Order.

"L/C Shares" means a total of 434,259 shares of Common Stock issuable to Purchaser and the Management Group in accordance with their respective investment hereunder and in connection with the Management Subscription Documents, as the case may be, by the Company in connection with the extension of the L/C Guaranty for an additional year.

"Leased Real Property" means the real property leased by the Company or any Subsidiary as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

"Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Licensed Intellectual Property" means Intellectual Property licensed to the Company or any Subsidiary pursuant to the Company IP Agreements.

"Losses" shall have the meaning set forth in Section 4.8(a).

"Management Group" shall have the meaning set forth in the Recitals.

"Management Securities" shall mean the shares of Common Stock, warrants and secured convertible notes (and the shares of Common Stock issuable upon exercise or conversion of such warrants or secured convertible notes, as the case may be) purchased from the Company

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pursuant to the Management Subscription Documents on the same terms as Purchaser is purchasing the Securities hereunder.

"Management Subscription Documents" shall mean the purchase agreements, each dated as of the date hereof, by and between the Company and each member of the Management Group.

"Material Adverse Effect" means any change, effect, event, circumstance or development (each a "Change," and collectively, "Changes"), individually or in the aggregate, together with all other Changes, that is or would reasonably be expected to be materially adverse to the business, assets, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no Change (by itself or when aggregated with any other Changes) resulting from any of the following shall be deemed to be or constitute a "Material Adverse Effect," and no Change (by itself or when aggregated with any other such Changes) resulting from any of the following shall be taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur: (a) general economic, political or financial market conditions (or changes therein), or any conditions arising out of acts of terrorism or war, weather conditions or other force majeure events, in any such case to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographies in which the Company operates, (b) general conditions in the industries in which the Company or any of its Subsidiaries conduct business (or changes therein), including any conditions arising out of acts of terrorism, or war, weather conditions or other force majeure events, in any such case to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographies in which the Company operates, (c) the announcement of the execution of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the loss or departure of officers or other employees of the Company or any of its subsidiaries, or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in the Company's relationships with any of its customers, suppliers, distributors or other business partners, (d) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, (e) any actions taken, or failure to take action, or such other Changes, in each case, to which Purchaser has expressly consented or requested, (f) any changes in Law or in GAAP (or the interpretation thereof), (g) changes in the Company's stock price or the trading volume of the Company's stock, in and of itself, (h) any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Material Adverse Effect" may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, and it being further understood that any such failure may be taken into account in determining whether the facts or occurrences giving rise or contributing to such failure are materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken

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as a whole), or (i) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement the Merger Agreement or any of the transactions contemplated hereby or thereby.

"Material Contract" shall have the meaning set forth in Section 3.1(l).

"Multiemployer Plan" shall have the meaning set forth in Section 3.1(p)(ii).

"Multiple Employer Plan" shall have the meaning set forth in Section 3.1(p)(ii).

"Multiple Employer Welfare Arrangement" shall have the meaning set forth in Section 3.1(p)(ii).

"NCM" shall have the meaning set forth in Section 4.16.

"Non-Plan Options" shall have the meaning set forth in Section 4.15.

"Notes" shall mean, collectively, the Secured Note and secured convertible notes issued to each member of the Management Group in connection with the Management Subscription Documents.

"Other Filings" shall have the meaning set forth in Section 3.1(gg).

"Owned Real Property" means the real property in which the Company or any Subsidiary has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

"Patents" means United States, foreign and international patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

"Permits" shall have the meaning set forth in Section 3.1(k)(i).

"Permitted Encumbrances" means: (a) Encumbrances for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers, workmen's warehouseman's, repairmen's, materialmen's or other Encumbrances or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (c) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (d) Encumbrances imposed by applicable Law (other than Tax Law); (e) pledges and deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a

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similar nature, in each case in the ordinary course of business; (g) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) Encumbrances the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005; or (i) any other Encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and statutory, common law or contractual liens of landlords.

"Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority, joint venture or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

"Plans" shall have the meaning set forth in Section 3.1(p)(i).

"Proxy Statement" shall have the meaning set forth in Section 3.1(gg)

"Purchase Price" shall have the meaning set forth in Section 2.1(b).

"Real Property" means the Leased Real Property and the Owned Real Property.

"Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date of this Agreement, among the Company and Purchaser, in the form of Exhibit D attached hereto.

"Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by Purchaser of the Shares, the Conversion Shares, the L/C Shares and the Warrant Shares.

"Regulation D" shall have the meaning set forth in the Recitals.

"Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

"Representatives" shall have the meaning set forth in Section 4.12(b).

"Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

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"Release" shall have the meaning set forth in Section 3.1(q)(D).

"Sarbanes-Oxley Act" shall have the meaning set forth in Section 3.1(k)(ii)

"SEC Reports" shall have the meaning ascribed to such term in Section 3.1(g).

"Securities" collectively means the Shares, the Conversion Shares, the L/C Shares, the Secured Note, the Warrant and the Warrant Shares.

"Security Agreement" means the Security Agreement between the Company and Purchaser in the form of Exhibit E attached hereto.

"Securities Act" shall have the meaning set forth in the Recitals.

"Secured Note" shall have the meaning set forth in the Recitals.

"Seidman" shall have the meaning set forth in Section 3.1(v)

"Senior Lender" shall have the meaning set forth in the Recitals.

"Share Authorization" shall have the meaning set forth in the Recitals.

"Software" means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

"Special Committee" shall have the meaning set forth in the Recitals.

"Stockholders' Meeting" shall have the meaning set forth in Section 4.15.

"Subsidiaries" means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries.

"Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

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"Tax Returns" means any return, declaration, report, election, claim for refund or information return or other statement or form relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

"Third Party Claim" shall have the meaning set forth in Section 4.8(d).

"Trade Secrets" means trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

"Trademarks" means trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of its business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

"Transaction Documents" means this Agreement, the Secured Note, the L/C Guaranty, the Warrant, the Employment Agreements, the Security Agreement, the Intercreditor Agreement, the Registration Rights Agreement, the Management Subscription Documents and any other documents or agreements executed in connection with the transactions contemplated hereunder.

"VEBA" shall have the meaning set forth in Section 3.1(p)(ii).

"WARN Act" shall have the meaning set forth in Section 3.1(j)(iv).

"Warrant" shall have the meaning set forth in the Recitals, a form of which is attached hereto as Exhibit F.

"Warrant Shares" means up to 25,863,095 shares of Common Stock issuable upon exercise of the Warrant.

1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(ii) references to the "knowledge" of the Company shall refer to the actual knowledge of any of the Company's officers or members of its Board or the knowledge that any such person would reasonably be expected to have assuming due inquiry;

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(iii) references to "due inquiry" shall refer to an inquiry that any of the Company's officers or members of its Board would reasonably be expected to undertake based upon the information available to them;

(iv) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(v) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

(vi) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vii) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(viii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(ix) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(x) references to a Person are, in the case of individuals, also to his or her personal representatives, heirs and permitted assigns and, in the case of entities, also to its successors and permitted assigns; and

(xi) the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II.
PURCHASE AND SALE

2.1 Closing.

(a) The consummation of the sale of the Secured Note, Shares, and Warrant (the "Closing") shall take place on or before May 24, 2007 (the "Closing Date") by telecopy exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such place as the parties hereto may agree.

(b) At the Closing, Purchaser shall deliver to the Company an aggregate of $10,484,771, such amount representing the aggregate purchase price for the Secured Note and the Shares plus (i) prepayment of certain interest as set forth in Section 4.3(b) of this Agreement and (ii) reimbursement of fees and expenses of Purchaser in accordance with Section 5.1(b) of

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this Agreement (the "Purchase Price"). The parties hereto agree that there are no conditions to the Closing other than the making of the Closing deliveries set forth in Section 2.2 below.

2.2 Closing Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) a copy of the irrevocable instructions to the Company's transfer agent instructing the transfer agent to deliver, on an expedited basis, a certificate evidencing the Shares, registered in the name of Purchaser;

(iii) original certificates evidencing the Shares registered in the name of Purchaser;

(iv) a copy of the Secured Note registered in the name of Purchaser;

(v) the Intercreditor Agreement duly executed by the Company and its Senior Lender;

(vi) a copy of the Warrant, registered in the name of Purchaser;

(vii) the Registration Rights Agreement duly executed by the Company;

(viii) the certificates referred to in Section 2.2(c)(i) and 2.2(d)(i);

(ix) the Security Agreement duly executed by the Company and each of its Subsidiaries;

(x) the Employment Agreements duly executed by the Company and each member of the Management Group;

(xi) the Amended and Restated Credit Agreement duly executed by the Company and the Senior Lender;

(xii) the Management Subscription Documents duly executed by the Company and each member of the Management Group;

(xiii) a copy of the fairness opinion of Seidman;

(xiv) certified copies of each of (i) all minutes to the Special Committee proceedings with respect to the Transaction Documents and any resolutions with respect thereto, (ii) all minutes to the compensation committee proceedings with respect to the Transaction Documents and any resolutions with respect thereto, (iii) all minutes to the audit committee proceedings with respect to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any

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resolutions with respect thereto, and (iv) all resolutions of the Board authorizing the transactions contemplated hereby or by any other Transaction Document; and

(xv) a legal opinion of Company Counsel, in the form reasonably acceptable to GT.

(b) On or prior to the Closing Date, Purchaser shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by Purchaser;

(ii) the Purchase Price by wire transfer of immediately available funds to the account as specified in writing by the Company;

(iii) the Security Agreement duly executed by Purchaser;

(iv) the Registration Rights Agreement duly executed by Purchaser;

(v) the Intercreditor Agreement duly executed by Purchaser.

(c) Performance.

(i) The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

(ii) Purchaser shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by Purchaser prior to or at the Closing.

(d) Annual Report on Form 10-K. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 shall have been filed with the Commission in the form previously provided to Purchaser and reasonably acceptable to Purchaser and GT. Such Annual Report on Form 10-K shall contain an opinion from the Company's accountants set forth on Section 3.1(ee) of the Disclosure Schedule that contains no "going concern" or other similar qualifications or exceptions.

(e) Board of Directors. Richard Goldenberg and Royce Flippin, Jr. each shall have delivered resignation letters dated the date hereof resigning from the Board of the Company and/or any Subsidiaries and any subcommittees thereof effective as of the Closing.

(f) Management Subscription Documents. On or before the Closing Date, the Management Group shall have paid the amounts set forth in the Management Subscription Documents to the Company in immediately available funds.

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ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth under the corresponding section of the Disclosure Schedule, which Disclosure Schedule shall be deemed a part hereof, the Company hereby makes the representations and warranties set forth below to Purchaser:

(a) Authority, Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified and in good standing would not (i) adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents or (ii) adversely affect the ability of the Company and the Subsidiaries to conduct its business, and all such jurisdictions are set forth in Section 3.1(a) of the Disclosure Schedule. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its governing documents, subject to receipt of the Share Authorization. True and correct copies of the governing documents of the Company, each as in effect on the date hereof, have been delivered by the Company to Purchaser.

(b) Subsidiaries.

(i) Section 3.1(b)(i) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized Equity Interests, the number and type of its issued and outstanding Equity Interests and the current ownership of such Equity Interests.

(ii) Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect Equity Interests or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, neither the Company nor any Subsidiary is a member of (nor is any part of its business conducted through) any partnership nor is the Company or any Subsidiary a participant in any joint venture or similar arrangement.

(iii) Each Subsidiary: (A) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (B) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (C) is

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duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified and in good standing would not (1) adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents or (2) adversely affect the ability of the Company and the Subsidiaries to conduct its business.

(iv) All corporate actions taken by each Subsidiary have been duly authorized and no Subsidiary has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation or By-laws. True and complete copies of the certificate of incorporation and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been delivered by the Company to Purchaser.

(c) Capitalization.

(i) Immediately prior to the Closing, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. As of the date hereof and immediately prior to the Closing, (A) 12,689,617 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (B) no shares of preferred stock are issued and outstanding, (C) 255,254 shares of Common Stock are reserved for issuance upon exercise of existing employee stock options granted pursuant to various stock option plans (such number representing the total number of stock options granted less 916,484 stock options surrendered by the Management Group in connection with their respective Employment Agreements), (D) no shares of Common Stock are reserved for issuance upon exercise of employee stock options granted outside of a Company stock option plan, (E) 107,338 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants and (F) 2,157,113 shares of Common Stock are reserved for the exercise of options granted to the Management Group under Company stock option plans approved by the Company's stockholders (such number representing the total number of stock options available plus 916,484 stock options surrendered by the Management Group in connection with their respective Employment Agreements). None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights. Other than as contemplated by the Transaction Documents, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Securities or obligating either the Company or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. As of the date hereof

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and immediately prior to the Closing, the Common Stock constitutes all of the issued and outstanding capital stock of the Company. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares and, upon extension of the L/C Guaranty for an additional year, the L/C Shares in the name of Purchaser in the stock records of the Company, Purchaser, assuming it shall have purchased the Shares and, upon extension of the L/C Guaranty for an additional year, L/C Shares for value in good faith and without notice of any adverse claim, will own all the Shares and, upon extension of the L/C Guaranty for an additional year, L/C Shares free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Shares and, upon extension of the L/C Guaranty for an additional year, the L/C Shares will be fully paid and nonassessable. Other than as contemplated by this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Common Stock.

(ii) To the knowledge of the Company, the shareholder register attached to this Agreement as Schedule A accurately records, in all material respects the name, address and record share ownership of each Person that is a holder of record of Common Stock as of April 11, 2007.

(iii) All the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid, nonassessable and, except with respect to wholly owned Subsidiaries, free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of any Subsidiary.

(iv) The stock register of each Subsidiary accurately records: (A) the name and address of each Person owning shares of capital stock of such Subsidiary and (B) the certificate number of each certificate evidencing shares of capital stock issued by such Subsidiary, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

(v) The Conversion Shares and the Warrant Shares, upon receipt of the Share Authorization, will be duly authorized and reserved for issuance and, upon conversion of the Secured Note and exercise of the Warrant in accordance with the terms thereof, will be validly issued, fully paid and nonassessable, and free from all Encumbrances and will not be subject to preemptive rights or similar rights of stockholders of the Company and will not impose personal liability upon the holder thereof.

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(vi) The Company understands and acknowledges the potentially dilutive effect to the Common Stock upon the issuance of the Conversion Shares upon conversion of or otherwise pursuant to the Secured Note and upon the issuance of the Warrant Shares upon the exercise of or otherwise pursuant to the Warrant and upon exercise of options granted pursuant to the Employment Agreements. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of or otherwise pursuant to the Secured Note and Warrant Shares upon the exercise of or otherwise pursuant to the Warrant in accordance with this Agreement, the Secured Note and the Warrant is absolute, subject only to the terms and conditions set forth in this Agreement, the Secured Note and the Warrant, regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

(d) Corporate Books and Records. The minute books of the Company and the Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board and all committees of the Board of the Company and the Subsidiaries. To the extent requested, true and accurate copies of all such minute books and of the stock register of the Company and each Subsidiary have been provided by the Company to Purchaser.

(e) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated by this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of the governing documents of the Company or any Subsidiary, (ii) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Company, any Subsidiary or any of their respective assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Securities or any of the assets or properties of the Company or any Subsidiary pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of the Securities or any of the assets or properties of the Company or any Subsidiary is bound or affected, except, in the case of clause (iii), to the extent that such conflicts, breaches, defaults or other matters would not (A) adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents or (B) adversely affect the ability of the Company and the Subsidiaries to conduct its business.

(f) Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority. The Company knows of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received.

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(g) SEC Reports; Financial Statements; Undisclosed Liabilities.

(i) The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including any amendments or exhibits thereto, being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, or, if amended, as of the date of the last such amendment, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. None of the SEC Reports at the time they were filed or, if amended, as of the date of such amendment contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the Commission staff with respect to any of the SEC Reports.

(ii) Each of the consolidated financial statements (including all related notes and schedules) of the Company included (or incorporated by reference) in the SEC Reports fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto, which are not expected to be significant) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except to the extent that a consolidated financial statement has been amended in a subsequently filed SEC Report).

(iii) To the knowledge of the Company, no fact, event or circumstance currently exists that would prevent any material amount of the cash, investments or securities (on a net proceeds basis, and subject to fluctuations in value based on market and other circumstances prior to conversion to cash) of the Company or its Subsidiaries that were reflected in the line items "Cash and cash equivalents" or "Short-term investments" or that were debt portfolio investments reflected in the line item "Investments" on the face of the Company's Condensed Consolidated Balance Sheets included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 from being available as cash for use by the Company in the United States, subject in the case of the aggregate amount of cash, investments and securities reflected in the line items "Cash and cash

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equivalents" or Short-term investments" on such balance sheet owned or held by non-U.S. Subsidiaries, to restrictions under or the effect of applicable Laws.

(iv) Except (A) as reflected or reserved against on the consolidated balance sheet of the Company (including the notes thereto) included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, (B) for liabilities or obligations incurred in the ordinary course of business since December 31, 2005, (C) liabilities and obligations arising under this Agreement, (D) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, and (E) liabilities and obligations that would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

(h) <u>Material Changes</u>.

(i) Since December 31, 2005, there has not been any Material Adverse Effect.

(ii) From December 31, 2005, through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course. From December 31, 2005 through the date hereof, neither the Company nor any of its Subsidiaries has (except as otherwise specifically contemplated by the Transaction Documents):

(A) issued, delivered, sold, pledged, transferred, conveyed, disposed of or encumbered any Equity Interests of any class or securities convertible into or exchangeable for any such Equity Interests of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests of the Company or any of its Subsidiaries, or any other ownership interest or voting security, of the Company or any of its Subsidiaries (other than (1) the issuance of Shares upon the exercise of Options or in connection with other stock-based Benefits Plans outstanding on the date hereof, in each case in accordance with their present terms, (2) issuances by a wholly owned Subsidiary of the Company of Equity Interests to such Subsidiary's parent or another wholly owned Subsidiary of the Company and (3) the granting of options or other stock based awards to acquire Equity Interests of the Company or any of its Subsidiaries granted under stock-based benefit plans outstanding on the date hereof in the ordinary course of business in the amounts set forth in the Disclosure Schedule);

(B) declared, set aside, made or paid any dividend or other distribution payable in cash, stock, property or otherwise with respect to any Equity Interests or any options, warrants, convertible securities or other rights to acquire any Equity Interest (except for any dividends or

21

distributions by a Subsidiary wholly owned, directly or indirectly, by the Company);

(C) reclassified, combined, split, subdivided, redeemed, purchased or otherwise acquired any Equity Interests of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights to acquire any Equity Interest of the Company or any of its Subsidiaries;

(D) (1) granted to any current or former directors, officers, employees or consultants, any increase in compensation or fringe benefits, except for increases in the ordinary course of business with respect to employees who are not directors or officers of the Company, (2) granted to any current or former directors, officers or employees, any right to receive severance or termination pay in excess of $50,000 and not provided for under any Plans listed on the Disclosure Schedule or (3) entered, amended or modified any Plans or employment, change of control or severance agreement or arrangement providing for payment in excess of $50,000 with any of its current or former directors, officers, employees or consultants, except ordinary course agreements with non-U.S. persons;

(E) (1) acquired from any Person (by merger, consolidation, acquisition of stock or assets or otherwise), or sold or disposed of (by merger, consolidation, sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, any Equity Interests therein, in each case, which are material to the Company and its Subsidiaries, taken as a whole, (2) incurred or guaranteed, or modified in any material respect, any material indebtedness for borrowed money or (3) made any material loans, advances or capital contributions to any other Person (other than a Subsidiary of the Company);

(F) made any changes in accounting policies or procedures other than in the ordinary course of business and other than as required by GAAP or a Governmental Authority;

(G) made or revoked any material tax election, or changed any material tax accounting principles, except as required by applicable Law; or

(H) agreed to take any of the actions described in Sections 3.1(h)(ii)(A) through 3.1(h)(ii)(H).

(i) Litigation. There are no Actions pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, except as would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their

22

respective properties is or are a party or subject to or in default under any Governmental Order except as would not have a Material Adverse Effect. To the knowledge of the Company, there are no formal or informal Commission inquiries or investigations, other governmental inquiries or investigations or material internal investigations or material whistle blower complaints pending, or to the knowledge of the Company, threatened, or otherwise involving the Company or any of its Subsidiaries, including, without limitation, regarding any accounting practices of the Company or any malfeasance by any executive officer of the Company.

(j) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any labor union contract or trade union agreement or work rules, nor, to the knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a works council or a labor organization, or activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries. Except as would not have a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened, labor strike, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, walkout, slowdown or lockout has occurred within the past five years.

(ii) Except as would not have a Material Adverse Effect, (A) the Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, health and safety, layoffs and plant closings and collective bargaining and (B) there are no complaints or lawsuits, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct related to the employment relationship between the employee or former employee and the Company.

(iii) Except as would not have a Material Adverse Effect, the Company and each of its Subsidiaries have withheld all amounts required by law to be withheld from the wages, salaries, and other payments to employees; and are not, to the knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business, consistent with past practice).

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(iv) Since December 31, 2003 and except as in compliance with the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") (A) neither the Company nor any of its Subsidiaries in the United States has effectuated a "plant closing" (as defined in the WARN Act or any similar state or local law or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company and/or any of its Subsidiaries, and (B) there has not occurred a "mass layoff" (as defined in the WARN Act or any similar state or local law or regulation) affecting any site of employment or facility of the Company or any of its Subsidiaries in the United States.

(v) To the knowledge of the Company, except as would not result in a Material Adverse Effect, no employees of the Company or any of its Subsidiaries are in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others.

(vi) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any material breach or other material violation of any collective bargaining agreement, trade union agreement, works council agreement or regulations or any other labor-related agreement to which the Company or any of its Subsidiaries is a party.

(k) Compliance.

(i) Neither the Company nor any of its Subsidiaries is in violation of, or has violated, any Law, or has received any written notice of any violation of Law, in each case, except for any violation or possible violation that would not have a Material Adverse Effect. The Company and each of its Subsidiaries has and is in compliance with all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports ("Permits") from Governmental Authorities required to conduct their respective businesses as now being conducted and all such Permits are valid and in full force and effect, except for any such License the absence of, the non-compliance with, or the failure to be valid or in full force and effect, would not have a Material Adverse Effect.

(ii) Since December 31, 2002, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

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(iii) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a–15 of the Exchange Act.

(iv) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

(v) As of the date hereof, to the knowledge of the Company, the Company has not identified any material weaknesses in internal controls. To the knowledge of the Company, the Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(vi) None of the Company's Subsidiaries is, or has at any time has been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

(l) Material Contracts.

(i) The Company has made available to Purchaser true, correct and complete copies of, all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party as of the date hereof or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound as of the date hereof which:

(A) would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(B) contains covenants that limit the ability of the Company or any of its Subsidiaries to compete in any material line of business of the Company or any of its Subsidiaries, except for any such contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

(C) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation,

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creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;

(D) involve any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract, other than any such contracts entered into in the ordinary course of business;

(E) relate to (1) indebtedness for borrowed money and having an outstanding principal amount in excess of $25,000 or (2) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $25,000;

(F) was entered into after December 31, 2005, involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(G) by its terms calls for aggregate payments by the Company and its Subsidiaries or aggregate payments to the Company and its Subsidiaries under such contract of more than $25,000 over the remaining term of such contract;

(H) with respect to any acquisition by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, "earn-out" or other contingent payment obligations;

(I) involve any directors, executive officers or 5% stockholders of the Company that cannot be canceled by the Company within 30 days' notice without liability, penalty or premium;

(J) involve any labor union or other employee organization, including any works council or foreign trade union or trade association;

(K) obligate the Company or any of its Subsidiaries to provide indemnification or a guarantee, other than obligations incurred in the ordinary course of business or involve amounts in excess of $25,000; or

(L) is related to any Company Intellectual Property or Licensed Intellectual Property.

Each contract of the type described in clauses (A) through (L) is referred to herein as a "Material Contract."

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(ii) Except as would not have a Material Adverse Effect, (A) each Material Contract is valid and binding on the Company and any Subsidiary of the Company which is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect and (B) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except which would not have a Material Adverse Effect.

(m) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to its business of the Company and the Subsidiaries, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance.

(n) Patents and Trademarks. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i) Section 3.1(n)(i) of the Disclosure Schedule sets forth a true and complete list of (A) all patents and patent applications, registered trademarks and trademark registration applications, registered copyrights and copyright registration applications, and domain names included in the Company Intellectual Property, and (B) all material Company IP Agreements excluding licenses for the use of Company Software to customers of the Company or its Subsidiaries in the ordinary course of business.

(ii) To the knowledge of the Company, the operation of its business as currently conducted or as contemplated to be conducted, the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith and the Company's and the Subsidiaries' transmission, use, linking and other practices related to the operation of their web sites in connection with its business, the content thereof and the advertisements contained therein, do not infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no Actions or Claims are pending or threatened against the Company or any Subsidiary alleging any of the foregoing.

(iii) To the knowledge of the Company, the Company or a Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to the Company Intellectual Property, and the Company or a Subsidiary has a

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valid right to use the Company Intellectual Property and Licensed Intellectual Property as currently conducted or as contemplated to be conducted.

(iv) No Company Intellectual Property, or to the knowledge of the Company, any Licensed Intellectual Property, is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(v) The Company Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of its business, and there are no other items of Intellectual Property that are material to the ordinary day-to-day conduct of its business. The Company Intellectual Property, or to the knowledge of the Company, any Licensed Intellectual Property, are subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

(vi) No Actions or Claims have been asserted or are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary (A) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Company Intellectual Property or Licensed Intellectual Property, (B) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any Subsidiary infringe or misappropriate any Intellectual Property right of any third party or (C) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(vii) To the knowledge of the Company, no Person is engaging in any activity that infringes the Company Intellectual Property or Licensed Intellectual Property. Neither the Company nor any Subsidiary has granted any license or other right to any third party with respect to the Company Intellectual Property or Licensed Intellectual Property except to the customers of its business to whom the Company or a Subsidiary has licensed such Company Intellectual Property or Licensed Intellectual Property in the ordinary course of business. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not result in the termination or impairment of any of the Company Intellectual Property.

(viii) To the knowledge of the Company, the Company Software is free of all viruses, worms, trojan horses and other material known contaminants. The Company Software does not incorporate any GNU or "open" source code or object code under which the Company Software is subject to the GNU general public license or GNU lesser general public license. To the knowledge of the Company, the Company or a Subsidiary has obtained all approvals necessary for exporting the Company Software outside the United States and importing the Company Software into any country in which the Company Software is now sold or licensed for use, and all such export and import approvals in the United States

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and throughout the world are valid, current, outstanding and in full force and effect. No rights in the Company Software have been transferred to any third party except to the customers of its business to whom the Company or a Subsidiary has licensed such Company Software in the ordinary course of business. The Company or a Subsidiary has the right to use all software development tools, library functions, compilers, and other third party software that are material to its business or that are required to operate or modify the Company Software.

(ix) The Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used in connection with its business. To the knowledge of the Company, (A) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property used in connection with its business by any Person; (B) no employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of its business; and (C) no employee, independent contractor or agent of the Company or any Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(x) To the knowledge of the Company, the Company's or any Subsidiary's operation of any web sites used in connection with its business, and content thereof and data processed, collected, stored or disseminated in connection therewith, do not violate any applicable Law, including European Directive 95/46/EC, and any Person's right of privacy or publicity. The Company or its Subsidiary (A) has obtained all necessary permits, approvals, consents, authorizations or licenses to lawfully operate its web sites and to use its data and (B) is operating its web sites and using its data in accordance with the scope of such permits, approvals, consents, authorizations or licenses. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to secure their web sites and data, and any portion thereof, from unauthorized access by any Person.

(o) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in its businesses in which the Company and the Subsidiaries are engaged. To the Company's knowledge, such insurance contracts and policies are accurate and complete. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p) Employee Benefits. To the Company's knowledge:

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(i) Section 3.1(p)(i) of the Disclosure Schedule lists (A) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not and whether written or oral, to which the Company or any Subsidiary or any other entity (whether or not incorporated) which is a member of a controlled group, which includes the Company or any Subsidiary or which is under common control with the Company or any Subsidiary within the meaning of Sections 414(b), (c) or (m) of the Code or Section 4001(a) (14) or (b) of ERISA ("ERISA Affiliates") is a party, with respect to which the Company, any Subsidiary or any ERISA Affiliates has any obligation or which are maintained, contributed to or sponsored by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company, any Subsidiary or any ERISA Affiliate, (B) each employee benefit plan for which the Company, any Subsidiary or any ERISA Affiliate could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (C) any plan in respect of which the Company, any Subsidiary or any ERISA Affiliate could incur liability under Section 4212(c) of ERISA, and (D) any contracts, arrangements or understandings between the Company, any Subsidiary or any ERISA Affiliate and any employee of the Company, any Subsidiary or any ERISA Affiliate including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company, any Subsidiary or any ERISA Affiliate (collectively, the "Plans"). The Company has made available to Purchaser, true and complete copies of the following documents: (A) a copy of each respective Plan (or a written description of any Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (B) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Plan required to make such a filing, if applicable (C) the most recent actuarial valuation for each Plan subject to Title IV of ERISA, if applicable, (D) the most recent favorable determination letters issued for each Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination), if applicable, and (E) all correspondence within the last four years between the IRS and/or the Department of Labor and the Company, any Subsidiary or any ERISA Affiliate with respect to any Plan.

(ii) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan") or is multiple employer welfare

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arrangement (within the meaning of Section 3(40) of ERISA) (a "Multiple Employer Welfare Arrangement") or is a Voluntary Employees' Beneficiary Association (within the meaning of Section 501(c)(9) of the Code) (a "VEBA"). None of the Company, any Subsidiary nor any ERISA Affiliate has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) (an "ESOP") or any other Plan that invests in Holdings, Company or any Subsidiary capital stock. None of the Company, any Subsidiary nor any ERISA Affiliate currently maintains, sponsors or participates in any Plan that is subject to Section 412 of the Code or Title IV of ERISA. None of the Plans (A) provides for the payment of separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (C) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control," within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary excluding any COBRA obligations. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(iii) None of the Plans currently covers, or has ever covered, former or current non-U.S. Employees, independent contractors or consultants (or any of their beneficiaries). The consummation of the transactions contemplated by this Agreement will not cause, in itself, or result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any former or current foreign employee, independent contractor or consultant (or any of their beneficiaries).

(iv) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries and any ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Legal Proceeding is pending or, to the Company's knowledge, after due inquiry, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.

(v) Each Plan that is intended to be qualified under Section 401(a) of the Code and/or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or

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event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(vi) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. None of the Company, any Subsidiary nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (A) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (B) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

(vii) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes, if and to the extent deductible, and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(viii) To the extent that any of the Plans are required by any applicable legal requirement to be covered by any bond (e.g., fidelity or otherwise) in any particular amount, each such Plan required to be covered by such bond has at all times been covered by such bond in accordance and compliance with all applicable legal requirements.

(ix) All filings required by ERISA and the Code as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code, including all notices required under ERISA § 601 et seq. and Code § 4980B, including, but not limited to, HIPAA Certificates have been timely provided.

(x) All welfare benefit plans within the meaning of ERISA Section 3(1) and the related trusts that are subject to Section 4980B(f) of the Code and Sections 601 through 607 of ERISA comply with and have been administered in material compliance with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the Code (formerly Section 162(k) of the Code), Sections 601 through 607 of ERISA, and all final Treasury regulations under Section 4890B of the Code explaining those requirements, and all other applicable legal requirements regarding continuation and/or conversion coverage.

(xi) All directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries are under written obligation to the Company and the Subsidiaries to maintain in confidence all

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confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

(q) Environmental Laws.

(i) For purposes of this Agreement, the following terms have the following meanings:

(A) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential and material liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (1) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Seller, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(B) "Environmental Laws" means all Laws relating to pollution, the environment or the protection of human health and safety from Hazardous Materials including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

(C) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

(D) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(ii) Except as would not have a Material Adverse Effect, the Company and each of its Subsidiaries are and have been in compliance with all applicable

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Environmental Laws (which compliance includes, but is not limited to, the possession of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

(iii) Except as would not have a Material Adverse Effect, there is no Environmental Claim pending or threatened against the Company, its Subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(iv) Except as would not have a Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material which would be reasonably likely to form the basis of an Environmental Claim against the Company, its Subsidiaries, or to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(v) The Company has delivered or otherwise made available for inspection to Purchaser true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or its Subsidiaries, or regarding compliance with applicable Environmental Laws.

(r) Taxes.

(i) (A) All Tax Returns required to be filed by or with respect to the Company and each Subsidiary (including the consolidated federal income Tax Return of the Company and any state, local or other Tax Return that includes the Company or any Subsidiary on a consolidated, combined or unitary basis) have been timely filed; (B) all Taxes required to be shown on such Tax Returns or otherwise due in respect of the Company or any Subsidiary have been timely paid, except for Taxes that are being contested in good faith; (C) all such Tax Returns are true, correct and complete in all material respects; (D) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either relates to the activities or income of the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability) and no basis exists for any such adjustment; (E) there are no pending or threatened Actions for the assessment or collection of Taxes against the Company or any Subsidiary or (insofar as either relates to the activities or income of the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability) any Person that was included in the filing of a Tax Return with the Company on a consolidated, combined or unitary basis;

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(F) all sales and license transactions between the Company and the Company or any Subsidiary, between the Company and any Subsidiary and between any of the Subsidiaries, have been conducted on an arm's-length basis; (G) there are no Tax liens on any assets of the Company or any Subsidiary; (H) neither the Company nor its Subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company or a Subsidiary of any "excess parachute payments" within the meaning of section 280G of the Code (without regard to Section 280G(b)(4) of the Code); (I) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 will occur in connection with the transactions contemplated by this Agreement; (J) none of the Company and its Subsidiaries (1) has been a member of an affiliated group (within the meaning of Section 1504(a)(1) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (2) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; (K) none of the Company or the Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (L) the Company and Subsidiary have each properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law; (M) none of the Company or Subsidiaries is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Company or any Subsidiary to the effect that the filing of Tax Returns may be required; (N) neither the Company nor any Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired and (O) neither the Company nor any Subsidiary is subject to any accumulated earnings tax, personal holding company Tax or similar Tax.

(ii) (A) None of the Company and its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (B) there are no requests for information currently outstanding that could affect the Taxes of the Company or any Subsidiary; (C) there are no proposed reassessments of any property owned by the Company or any Subsidiary or other proposals that could increase the amount of any Tax to which the Company or any Subsidiary would be subject; (D) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary; (E) none of the Company or the Subsidiaries has, to an extent that would cause a Tax liability to the Company, any (1) income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or

35

from such change in accounting method (other than a deferred intercompany transaction), or (2) deferred gain or loss arising out of any deferred intercompany transaction; and (F) none of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(iii) Section 3(r)(iii) of the Disclosure Schedule (A) lists all income, franchise and similar income-type Tax Returns (federal, state, local and foreign) filed with respect to each of the Company and the Subsidiaries for taxable periods ended after December 31, 2002, (B) indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and (C) indicates all Tax Returns that currently are the subject of audit.

(iv) The Company has delivered to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against and agreed to by any of the Company and its Subsidiaries for taxable periods ended after December 31, 2002.

(v) None of the Company and its Subsidiaries is a party to any Tax sharing or allocation agreement.

(vi) The Company has established reserves and allowances to satisfy all liabilities for Taxes relating to the Company and the Subsidiaries for all taxable periods through the Closing (without regard to the materiality thereof).

(vii) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Company and its Subsidiaries has ever participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

(s) Title to Tangible Personal Property. The Company has made available to Purchaser lists of all material Tangible Personal Property as of the dates therein specified. As of the date hereof, the Company and each Subsidiary has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property, other than property that is obsolete or has been retired or disposed of in the ordinary course of business, free and clear of any Encumbrances, other than Permitted Encumbrances.

(t) Title to Owned and Leased Real Property.

(i) Neither the Company nor any Subsidiary currently, and in the past, has owned any real property.

(ii) As of the date hereof, the Company and each Subsidiary has a valid leasehold interest in the Leased Real Property.

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(iii) The Leased Real Property has not suffered any material damage by fire, casualty or otherwise which has not heretofore been repaired and restored in all material respects.

(iv) There (A) is no material default (or event that, with or without the giving of notice or the lapse of time or both, could constitute a material default) that exists under the leases for the Leased Real Property, (B) are no adverse or other parties in possession of the Real Property, or of any part thereof and no third party has been granted any license, lease, or other right relating to the use or possession of the Real Property, or any part thereof, except tenants under written leases; and (C) are no material unpaid impact fees, special assessments and permit fees with respect to the Real Property, if applicable.

(v) Neither the Company nor any Subsidiary has granted any rights, options, rights of first refusal, or any other agreements of any kind, which are currently in effect, to purchase or to otherwise acquire the Real Property or any part thereof or any interest therein.

(u) Transactions With Affiliates and Employees. None of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 in any twelve (12) month period other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company.

(v) Certain Fees. Except for Jefferies & Co., Inc. and Seidman & Co., Inc. ("Seidman"), no brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(w) Private Placement. Assuming the accuracy of Purchaser's representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to Purchaser as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of any trading market.

(x) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an

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"investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(y) Registration Rights. No Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(z) Application of Takeover Protections. The Company and its Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Purchaser as a result of Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company's issuance of the Securities and Purchaser's ownership of the Securities.

(aa) Disclosure. The Company understands and confirms that Purchaser will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to Purchaser regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedule and Schedule A to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(bb) No Integrated Offering. Assuming the accuracy of Purchaser's representations and warranties set forth in Section 3.2, neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.

(cc) General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to Purchaser.

(dd) Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic

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political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(ee) Accountants. The Company's accountants are set forth in Section 3.1(ee) of the Disclosure Schedule. To the Company's knowledge, such accountants, who the Company expects will express their opinion with respect to the financial statements to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, are independent accountants as required by the Securities Act.

(ff) Acknowledgment Regarding Purchaser's Purchase of Securities. The Company acknowledges and agrees that Purchaser is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby. The Company further acknowledges that Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to Purchaser's purchase of the Securities. The Company further represents to Purchaser that the Company's decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(gg) Disclosure Documents. The proxy statement (such proxy statement, including any amendments or supplements thereto, the "Proxy Statement") relating to the Share Authorization and the other transactions contemplated hereby to be filed by the Company with the Commission, as well as any other documents required to be filed by the Company with the Commission in connection with the Share Authorization and the other transactions contemplated thereby (collectively, the "Other Filings"), will not, at the time it is filed with the Commission, or, in the case of the Proxy Statement, at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement and all Other Filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement or any Other Filings based on information supplied, or required to be supplied, by Purchaser or any of its respective directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference therein.

(hh) Fairness Opinion. The Board has received an opinion from Seidman, dated as of the date the Board approved each of the Transaction Documents and addressed to the Board and the Special Committee to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the transactions contemplated hereby are fair to the stockholders of the Company from a financial point of view. An executed copy of the opinion has been delivered to Purchaser for informational purposes only.

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3.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a) Organization; Authority. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of Purchaser. Each Transaction Document to which it is a party has been duly executed by Purchaser, and, assuming this Agreement constitutes the valid and binding obligation of the Company and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting the rights of creditors' generally and by general equitable principles (regardless of whether such enforceability is considered in a Action in equity or at law).

(b) Rule 144. Purchaser understands that the Securities must be held indefinitely unless such Securities are registered under the Securities Act or an exemption from registration is available. Purchaser acknowledges that it is familiar with Rule 144, and that Purchaser has been advised that Rule 144 permits resales only under certain circumstances. Purchaser understands that to the extent that Rule 144 is not available, Purchaser will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(c) Purchaser Status. At the time Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises the Warrant, it will be either: (i) an "accredited investor" as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a "qualified institutional buyer" as defined in Rule 144A(a) under the Securities Act. Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d) Experience of Purchaser. Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) General. Purchaser understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of Purchaser to acquire the Securities. Purchaser understands that no United States federal or state

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agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(f) General Solicitation. Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(g) Disclosure Documents. None of the information supplied by Purchaser or any of its directors, officers, employees, Affiliates, agents or other representatives expressly for inclusion in the Proxy Statement will, on the date the Proxy Statement is first sent to the stockholders of the Company or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by Purchaser or any of its directors, officers, employees, Affiliates, agents or other representatives expressly for inclusion in any of the Other Filings will, on the date any such Other Filing is filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

The Company acknowledges and agrees that Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions. (a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities, other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion and shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

(b) Purchaser agrees to the imprinting, so long as is required by this Section 4.1(b), of a legend on any of the Securities in the following form:

> THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT

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BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SECURITIES PURCHASE AGREEMENT AND A CERTAIN REGISTRATION RIGHTS AGREEMENT, BOTH OF WHICH ARE DATED APRIL 24, 2007 AND ARE AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.

(c) Certificates evidencing the Shares, L/C Shares, the Conversion Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b)), (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, or (ii) following a sale of such Shares, L/C Shares, the Conversion Shares or Warrant Shares pursuant to an effective registration statement (including the Registration Statement), or (iii) following any sale of such Shares, L/C Shares or Warrant Shares pursuant to Rule 144, or (iv) if such Shares, L/C Shares, the Conversion Shares or Warrant Shares are eligible for sale under Rule 144(k), or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission); provided, however, that in each of instances (iii) through (v) above, (A) Purchaser shall have provided representations that Purchaser is permitted to dispose of such Shares, L/C Shares, the Conversion Shares and/or Warrant Shares without limitation as to amount or manner of sale pursuant to Rule 144 under the Securities Act and (B) such certificates evidencing the Shares, L/C Shares, the Conversion Shares and/or Warrant Shares shall have been surrendered along with a notice requesting removal of any legend and requesting the issuance of new certificates free of the legend to replace those surrendered. The Company shall cause its counsel to issue a legal opinion to the Company's transfer agent promptly after the Effective Date if required by the Company's transfer agent to effect the removal of the legend hereunder. If all or any portion of the Secured Note or Warrant are exercised at a time when there is an effective registration statement to cover the resale of the Conversion Shares or Warrant Shares, such Conversion Shares or Warrant Shares shall be issued free of all legends.

4.2 Integration. Except as otherwise contemplated by this Agreement, the Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to Purchaser or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any exchange or quotation service on which any of the securities of the Company are listed or quoted such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

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4.3 Description of the Secured Note and Security Agreement. The following summary of the Secured Note and Security Agreement is provided for illustrative purposes only. To the extent there are any inconsistencies between the summary below and the Secured Note and/or Security Agreement, the Secured Note or Security Agreement, as the case may be, shall control.

(a) Maturity. The Company shall pay Purchaser the outstanding principal amount of the Secured Note, together with all accrued and unpaid interest thereon, on the earlier to occur (the "Maturity Date") of (i) thirty-six months from the Closing Date and (ii) the acquisition or purchase by a single entity or Person or Section 13D group of more than 50% of the voting power or interest of the Company. Any payments made by the Company on the Secured Note at the Maturity Date shall be made *pari passu* with the other Notes issued to members of the Management Group.

(b) Interest. The Secured Note shall bear interest at 12% per annum. In the event of a default as more fully described in the Secured Note, the Note shall bear interest at 24% per annum until such event of default shall have been cured. The rejection by the shareholders of the Share Authorization shall be deemed an event of default under the Secured Note. The interest to be paid for the first twelve (12) months from issuance of the Secured Note shall be deemed to have been prepaid in cash by the Company and such amount shall added to the principal amount of the Secured Note as of the Closing Date.

(c) Prepayment. The Secured Note may be prepaid, in whole or in part, in cash at any time, without penalty. Any payments made by the Company, from time to time, on the Notes shall be made *pari passu* with the Notes issued to members of the Management Group.

(d) Security and Ranking. Except as may be provided in the Intercreditor Agreement, the Secured Note shall be secured by substantially all of the assets of the Company and shall rank *junior* to the Senior Lender but senior to any other existing or future Indebtedness of the Company. Purchaser, each member of the Management Group and the Senior Lender shall enter into the Intercreditor Agreement at the Closing. As more specifically provided for in the Intercreditor Agreement, in the event the Share Authorization is not obtained, Purchaser shall have the option, in its sole discretion, to purchase the Indebtedness under the Amended and Restated Credit Agreement at the face amount of such Indebtedness and Purchaser thereafter shall be entitled to exercise its security interest rights over 100% of the assets of the Company on a consolidated basis.

(e) Conversion. In the event the Secured Note is not repaid in full by the Company within one year from the Closing, such Secured Note shall become convertible, at Purchaser's sole option and subject to the limitations set forth therein, at an initial conversion price equal to $0.60/share.

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4.4 Certain Covenants of the Company.

(a) Affirmative Covenants. The Company covenants that, so long as any portion of the Secured Note or L/C Guaranty is outstanding, it shall take the following actions:

(i) Provide to Purchaser all such information about the Company, as the case may be, that is made available publicly.

(ii) If an Event of Default occurs, the Company shall, if so requested by Purchaser, promptly provide the following information:

(A) Annual Financial Statements. Unless filed with the Commission through EDGAR and publicly available through the EDGAR system, copies of the consolidated balance sheet of the Company and its Subsidiaries, as of the end of the immediately preceding fiscal year and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal year, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing or such other independent public accountants, in either case, as unanimously selected by the Board;

(B) Monthly Financial Statements. Unless filed with the Commission through EDGAR and publicly available through the EDGAR system, copies of the consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statements of income, stockholders' equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles, such consolidated balance sheet, consolidated statements of income, stockholders' equity and cash flows to be as of the end of each month following the end of the immediately preceding fiscal year, in each case with comparative statements for the prior fiscal year; provided, however, that, to the extent the information in this Section 4.4(a)(ii) is requested by Purchaser, Purchaser shall hold and treat all such information confidential;

(C) Accountant's Letters. Copies of each accountant's management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its Subsidiaries;

(D) Notices. Copies of notices of all Actions that could materially and adversely affect the Company or any of its Subsidiaries; and

(E) Other Information. Any other information regarding the business, prospects, financial condition, operations, property or affairs of the Company as Purchaser may reasonably request;

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(iii) The Company shall maintain and cause each of its Subsidiaries to maintain their respective corporate existence unless the Board unanimously approves otherwise;

(iv) The Company shall obtain and maintain and cause each of its Subsidiaries to maintain as to their respective properties and businesses, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated;

(v) The Company shall permit and cause each of its Subsidiaries to permit Purchaser and such persons as Purchaser may designate, at Purchaser's expense, to visit and inspect any of the properties of the Company and its Subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its Subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with Purchaser and its designees such affairs, finances and accounts), and consult with and advise the management of the Company and its Subsidiaries as to their affairs, finances and accounts, all at reasonable times and upon reasonable notice during normal business hours and provided that Purchaser or its designees have executed a confidentiality agreement in substance and form reasonably acceptable to the Company; provided, however, that in no event (other than an Event of Default) shall the Company be required to provide Purchaser or its designees with any information about the Company that is not publicly available;

(vi) The Company shall comply, and cause each Subsidiary to comply, with all applicable Laws, noncompliance with which could materially adversely affect its business or condition, financial or otherwise;

(vii) The Company shall keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made; and

(viii) Within no more than five (5) days following an Event of Default (as defined in the Secured Note), the Company shall notify Purchaser of such Event of Default, the circumstances causing such default and the proposed course of action to be taken by the Company to cure such default.

(b) Negative Covenants. The Company covenants that, so long as any portion of the Secured Note or L/C Guaranty is outstanding, it shall not take any of the following actions without the prior written consent of Purchaser, which may not be withheld unreasonably:

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(i) Redeem or repurchase any shares of Common Stock Equivalents of the Company, except for repurchases or redemptions from employees, directors or consultants of the Company in accordance with agreements existing as of the date hereof for the repurchase or redemption of shares of Common Stock Equivalents in connection with any termination of service to the Company or any of its Subsidiaries;

(ii) Except to the extent required to comply with its obligations hereunder or with applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, amend its respective governing documents;

(iii) the Company shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any Indebtedness or enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) short-term Indebtedness and "keep well" or similar assurances for the benefit of customers, in each case in the ordinary course of business consistent with past practice, (B) long-term Indebtedness in connection with the refunding of existing Indebtedness at a lower cost of funds or (C) Indebtedness that is secured by Permitted Encumbrances;

(iv) The Company shall not, nor shall it permit any of its Subsidiaries to, (A) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan, or otherwise increase the compensation or benefits of any director, officer or other employee of such party or any of its subsidiaries, except for normal increases in compensation and benefits in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, (B) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer; provided that the foregoing shall not preclude the implementation of incentive pay arrangements in the ordinary course of business consistent with past practice, or (C) create any Encumbrance on any of the assets or properties of the Company or any Subsidiary;

(v) Declare or pay any dividend on any class of Common Stock Equivalents of the Company (except dividends payable solely in Common Stock Equivalents in connection with a stock split or similar transaction of the Company);

(vi) Enter into any transactions with Affiliates of the Company other than in the ordinary course of business;

(vii) Other than with Purchaser or an Affiliate of Purchaser, merge or consolidate with any other entity or have a transaction in which any "person" or

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"group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of greater than fifty percent (50%) of the shares of Common Stock then outstanding of the Company, on a fully diluted basis, ordinarily entitled to vote in the election of directors;

(viii) Sell material assets of the Company;

(ix) Except as contemplated by this Agreement, permit any Encumbrances on any assets of the Company (other than the Permitted Encumbrances);

(x) Liquidate, dissolve or wind-up the operations of the Company or any of its subsidiaries;

(xi) Apply for, or consent to, the appointment of a receiver, trustee or liquidator for the Company or any Subsidiary or any of their respective properties; and

(xii) Enter into any agreement to do any of the foregoing.

4.5 Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.6 Board Composition. (a) Purchaser shall have the right to designate up to three (3) representatives (the "Designees"), who initially shall be Brian H. Fluck, Donald Grunewald (currently a director) and Inder Tallur, for election to the Company's Board, all of whom shall not have been involved in any of the events set forth in Item 401(f) of Regulation S-K during the preceding ten (10) years and shall be qualified to serve as directors of a reporting company under the Exchange Act as determined by a majority of the members of a committee of non-employee directors established for such purpose and at least one of whom shall satisfy the applicable requirements for an "independent director." Such "independent" Designees shall be appointed to the Company's Audit Committee and Compensation Committee, and any future increases in the compensation of any executive officer, or additional grants of options to any executive officer, shall only be approved by unanimous consent of the Company's Compensation Committee. The Company shall use its best efforts to have the Designees nominated and elected to the Board. Purchaser may, at any time and for whatever reason, remove any Designee designated or nominated by it and replace such Designee in accordance with the Transaction Documents and the Company's governing documents.

(b) In the event the Share Authorization is approved by stockholders of the Company, Purchaser shall have the right to designate a majority of the directors to the Board.

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(c) Any Designee may request, at any time and from time-to-time after becoming duly appointed to the Board, that a special committee comprised of then-independent directors of the Company be convened in order to determine whether any then-existing directors or executive officers of the Company (or any Subsidiary) be removed in connection with any Federal or state regulatory agency approvals being sought by Purchaser. In the event such special committee determines, in good faith, that such Person(s) should be replaced, such removal shall, to the extent such Person(s) has an Employment Agreement, be deemed to be "without cause;" provided such Person(s) has not otherwise been found to be eligible for a termination "for cause" under any applicable Employment Agreements.

(d) Officers, directors, employees or other representatives (including the accountants, attorneys and/or financial advisors) of Purchaser shall be permitted to attend Board meetings as observers upon invitation by a Director.

(e) In the exercise of their respective duties as members of the Board, the Designees shall not act in a manner that would be deemed to effect a change of control of the Company under any applicable Laws of a Governmental Authority (including of any accreditors of the Company and its Subsidiaries) until such time as the Company and its Subsidiaries have obtained the requisite approvals set forth on Section 3.1(f) of the Disclosure Schedule for such change of control.

(f) On the date hereof, the Company shall have established an "Educational Oversight Committee" to be comprised of members reasonably acceptable to Purchaser and the Board, from time-to-time.

4.7 Pre-emptive Rights. For so long as any portion of the Secured Note or the L/C Guaranty is outstanding and in the event the Company proposes to issue or sell any shares of Common Stock, or any Common Stock Equivalents other than Exempt Issuances, Purchaser shall have the right (but not the obligation) to purchase such number of securities from the Company, on the same terms and conditions offered by the Company, in order to maintain its percentage ownership in the Company; it being understood that Purchaser shall have ten (10) Business Days from its receipt of written notice from the Company containing sufficient details with respect to such issuance or sale to exercise its rights hereunder.

4.8 Indemnification.

(a) The Company shall indemnify and hold harmless Purchaser, its officers, directors, employees, agents and consultants (each, a "Purchaser Indemnified Party"), from and against any and all costs, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees) (together, the "Losses") which may be suffered or incurred by such Purchaser Indemnified Party by reason of (i) any material misrepresentation or breach of warranty by the Company in this Agreement or the other Transaction Documents or (ii) any material default of any obligation, agreement or covenant of the Company under this Agreement or the other Transaction Documents, in each case so long as such Losses were not caused by the gross negligence or willful misconduct of such Purchaser Indemnified Party. In addition, the Company shall indemnify and hold harmless Purchaser from and against (i) any and all Taxes (or the nonpayment thereof) of the Company and the Subsidiaries attributable to the period

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prior to the Closing, except as otherwise provided in Section 3(r)(vii) and (ii) any and all Taxes of any Person (other than the Company and the Subsidiaries) imposed on the Company as a transferee or successor, by contract or pursuant to Treasury Regulation Section 1.1502-6 or any comparable provision of state or local, domestic or foreign Law, except as otherwise provided in Section 3(r)(vii).

(b) Purchaser shall indemnify and hold harmless the Company and its officers, directors, employees, agents and consultants (each, a "Company Indemnified Party"), from and against any and all Losses which may be suffered or incurred by such Company Indemnified Party by reason of any material misrepresentation or breach of warranty by Purchaser in this Agreement or the other Transaction Documents, so long as such Losses were not caused by the gross negligence or willful misconduct of such Company Indemnified Party.

(c) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(d) If an Indemnified Party shall receive notice of any action, audit, claim, demand or assessment (each, a "Third Party Claim") against it which may give rise to a claim for Loss under this Section 4.8, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 4.8 except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other liability that it may have to any Indemnified Party other than under this Section 4.8. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten (10) days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not settle or pay, or permit to be settled or paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such settlement and payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 4.8(d) and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt

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written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.

4.9 "Key Man" Life Insurance. The Company at all times shall maintain its "key man" life insurance policies on the life of each of Dr. Arol I. Buntzman and Dr. John J. McGrath in the amounts currently in place, subject to commercially reasonable availability, costs and terms of such insurance.

4.10 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of maintaining the Available Capitalization and enabling the Company to issue the Shares and the L/C Shares pursuant to this Agreement and, upon receipt of the Share Authorization, the Conversion Shares and Warrant Shares pursuant to any conversion of the Secured Note or exercise of the Warrant, as the case may be.

4.11 Letter(s) of Credit. (a) Purchaser shall assist and provide the L/C Guaranty in connection with the procurement by the Company of a one-year Letter(s) of Credit in an amount up to $6,700,000 in support of the posting of certain bonds or letter(s) of credit, as the case may be, required by the U.S. Department of Education and/or the New York State Department of Education (or its designee). The L/C Guaranty shall only be called upon by the Company, when and if required in connection with the bonds required by the U.S. Department of Education and/or the New York State Department of Education (or its designee). As consideration for Purchaser's assistance in providing the L/C Guaranty, the Company has agreed to pay to Purchaser and the Management Group in accordance with their respective investment hereunder and in connection with the Management Subscription Documents, as the case may be, a total fee equal to $234,500 in cash, which fee shall accrue as of the Closing but not be paid by the Company until such time as the Indebtedness evidenced by the Amended and Restated Credit Agreement has been fully and indefeasibly paid and the Senior Lender has no obligation to extend any loans or other credit to the Company or any other Loan Party (as such term is defined in the Intercreditor Agreement).

(b) The L/C Guaranty may be extended by the Company, at its sole option, for an additional year; provided, however, that the Share Authorization is approved by stockholders of the Company. In the event the L/C Guaranty is extended by the Company for an additional year, the Company shall be obligated to pay to Purchaser and the Management Group in accordance with their respective investment hereunder and in connection with the Management Subscription Documents, as the case may be, an additional total fee of $234,500 payable, at Purchaser's sole option, in cash or the L/C Shares. In the event Purchaser elects to receive such fee in cash, such fee shall accrue as of the Closing but not be paid by the Company until such time as the Indebtedness evidenced by the Amended and Restated Credit Agreement has been fully and indefeasibly paid and the Senior Lender has no obligation to extend any loans or other credit to the Company or any other Loan Party (as such term is defined in the Intercreditor Agreement).

(c) For so long as the L/C Guaranty remains issued and outstanding, Purchaser and the Management Group in accordance with their respective investment hereunder

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and in connection with the Management Subscription Documents, as the case may be, shall be entitled to receive a monthly servicing fee, payable in cash, equal to a total of 1.37% of the actual amount of the L/C Guaranty. Such fee shall commence accruing as of the date of issuance of the L/C Guaranty but not be paid by the Company until such time as the Indebtedness evidenced by the Amended and Restated Credit Agreement has been fully and indefeasibly paid and the Senior Lender has no obligation to extend any loans or other credit to the Company or any other Loan Party (as such term is defined in the Intercreditor Agreement).

4.12 Proxy Statement. (a) The Company shall prepare promptly following the date hereof and file with the Commission as promptly as practicable (and in any event use reasonable best efforts to file within twenty (20) Business Days after the Closing), a proxy statement in preliminary form relating to the Stockholders' Meeting. The Company agrees, as to itself and its Subsidiaries, that, at the date of mailing to stockholders of the Company and at the time of the Stockholders' Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company shall promptly notify Purchaser of the receipt of all comments of the Commission with respect to the Proxy Statement and of any request by the Commission for any amendment or supplement thereto or for additional information and shall promptly provide to Purchaser copies of all correspondence between the Company and/or any of its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, "Representatives") and the Commission with respect to the Proxy Statement. The Company and Purchaser shall each use its reasonable best efforts to promptly provide responses to the Commission with respect to all comments received on the Proxy Statement by the Commission and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the Commission staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. To the extent required by applicable Law, the Company shall, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Stockholders' Meeting.

(c) The Company and Purchaser shall use their reasonable best efforts, after consultation with the other party, to resolve all Commission comments with respect to the Proxy Statement or the Other Filings as reasonably promptly as practicable after receipt thereof. Each of the Company and Purchaser shall as soon as reasonably practicable notify the other party of the receipt of any comments from or other correspondence with the Commission staff with respect to the Proxy Statement or the Other Filings and any request by the Commission for any amendment to the Proxy Statement or the Other Filings or for additional information (and promptly deliver a copy of such comments, correspondence or request to the other party.

4.13 Public Announcement. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Purchaser and the

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Company. Thereafter, unless otherwise required by applicable Law, each of Purchaser and the Company shall, before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the other transactions contemplated hereby, agree on the text of such press release or other public announcement.

4.14 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions with respect to the transactions contemplated hereby and (b) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated hereby, including, without limitation, using its commercially reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated hereby. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable best efforts to take all such action.

4.15 Stockholders' Meeting; Board Recommendation. (a) The Company shall, in accordance with applicable Law and its governing documents, call, give notice of and convene a meeting of holders of Equity Interests not later than October 31, 2007 (the "Stockholders' Meeting") and take all other reasonable action necessary to convene the Stockholders' Meeting as promptly as practicable after the date of mailing of the Proxy Statement to consider and vote upon the approval of (i) the Share Authorization, (ii) the issuance of stock options outside of any current Company stock option plan to the Management Group pursuant to the Employment Agreements (the "Non-Plan Options"), and (iii) the election of the Designees to the Board. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to hold the Stockholders' Meeting at any time at which the Company reasonably believes holding the Stockholders' Meeting could result in a violation of applicable Law. Subject to applicable Law, the Board shall recommend (the "Board Recommendation") such approvals (and shall include such Board Recommendation in the Proxy Statement) and, unless there has been a change of Board Recommendation, the Company shall take all reasonable lawful action to solicit such approvals. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the stockholder vote on the Share Authorization, the Board, acting upon the recommendation of the Special Committee, may withdraw, modify or amend its Board Recommendation if the Board, acting upon the recommendation of the Special Committee, determines in good faith that such action is necessary in order to comply with its fiduciary duties under applicable Law.

(b) Purchaser agrees that it will vote in favor of the matters set forth in Section 4.15(a) such number of shares of Common Stock representing at least 15% of the issued and outstanding shares of Common Stock immediately prior to Closing, but shall not votes any additional shares of Common Stock beneficially owned by it with respect to the Share Authorization.

4.16 Listing of Shares, Conversion Shares, Warrant Shares and L/C Shares. The Company hereby agrees to use commercially reasonable efforts to maintain the listing of its

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4.16 Listing of Shares, Conversion Shares, Warrant Shares and L/C Shares. The Company hereby agrees to use commercially reasonable efforts to maintain the listing of its Common Stock on a the Nasdaq Capital Market ("NCM"), and to list all of the Shares, Conversion Shares, Warrant Shares and L/C Shares on the NCM as promptly as possible after the date hereof. The Company further agrees, if the Company applies to have such shares traded on any other trading market (including, without limitation, the Over-the-Counter Bulletin Board), it will include in such application all of the Shares, Conversion Shares, Warrant Shares and L/C Shares, and will take such other action as is necessary to cause all of the Shares, Conversion Shares, Warrant Shares and L/C Shares to be listed on such other trading market (provided such alternate trading market is reasonably acceptable to Purchaser) as promptly as possible. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a trading market including, without limitation, the Over-the-Counter Bulletin Board) and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of such trading market.

4.17 Indebtedness. As of the Closing, there shall be no other Indebtedness, other than as set forth in the SEC Reports and accounts payable, trade payables and capital lease obligations incurred in the ordinary course of business.

4.18 Standstill. Purchaser agrees that it shall not, directly or indirectly, prior to one year from the Closing Date, without the consent of a special committee of independent directors of the Board, make a tender offer or seek a "going private" merger at a per share price that is less than $0.55/share.

4.19 Use of Certain Proceeds. In the event the Company issues Common Stock or Common Stock Equivalents other than an Exempt Issuance during the term of the Secured Note, the Company shall, upon the request of Purchaser and with the consent of the Senior Lender (if the Indebtedness evidenced by the Amended and Restated Credit Agreement has not been fully and indefeasibly paid and the Senior Lender has no obligation to extend any loans or other credit to the Company or any other Loan Party (as such term is defined in the Intercreditor Agreement)), prepay all or a portion of the then-outstanding principal amount of the Secured Note, together with all accrued but unpaid interest thereon, using 100% of the net proceeds received by the Company from such sale (or any lesser portion necessary) to repay the then-outstanding principal and interest amount of the Secured Note.

4.20 Takeout of Senior Lender. In the event that, at any time and from time to time, the Senior Lender sells or otherwise conveys all or any portion of the Indebtedness evidenced by the Amended and Restated Credit Agreement, the Company shall, immediately upon becoming aware thereof, give written notice thereof to Purchaser describing such sale or conveyance. If so requested by Purchaser, the Company shall borrow from Purchaser an additional loan in an amount sufficient to pay all of the Indebtedness evidenced by the Amended and Restated Credit Agreement (including, without limitation, such sold or conveyed Indebtedness) in full and such Indebtedness shall be extinguished thereupon. Pending the execution and delivery of a loan agreement, promissory note and security documents in respect thereof, any such additional loan made by Purchaser under this Section 4.20 shall be on the same terms and conditions as the Amended and Restated Credit Agreement (as if such Amended and Restated Credit Agreement had been assigned to Purchaser), including the continuance of any default or event of default

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then existing under the Amended and Restated Credit Agreement. The making of any loan by Purchaser under this Section 4.20 shall not constitute any waiver or forbearance in respect of any default or event of default which may then exist under this Agreement or any other Transaction Document.

4.21 Certain Financial Covenants. Upon repayment in full of the Indebtedness evidenced by the Amended and Restated Credit Agreement, the Company agrees, for so long as any portion of the Secured Note or L/C Guaranty is outstanding and in addition to adhering to any and all covenants set forth in Section 8 (Covenants), Section 9 (Events of Default and Remedies) and Section 12 (the Guarantees) of the Amended and Restated Credit Agreement (as if such terms of the Amended and Restated Credit Agreement had been assigned to Purchaser), to the following:

(a) Senior Funded Debt/EBITDA Ratio. As of the last day of each fiscal quarter of the Company ending during the periods specified below, the Company shall not permit the Senior Funded Debt /EBITDA Ratio (as such terms are defined in the Credit Agreement) to be greater than:

FROM AND INCLUDING	TO AND INCLUDING	SENIOR FUNDED DEBT/EBITDA RATIO SHALL NOT BE GREATER THAN
6/30/07	9/29/07	6.00 to 1.00
9/30/07	12/30/07	5.00 to 1.00
12/31/07	6/29/08	3.00 to 1.00
6/30/08	the later to occur of (i) the maturity date of the Secured Note and (ii) the extinguishment of the L/C Guaranty	2.50 to 1.00

(b) Minimum EBITDA. The Company shall not, as of the last day of each fiscal quarter of the Company ending during the periods set forth below, permit EBITDA for the four fiscal quarters of the Company then most-recently ended (except as noted below) to be less than the corresponding amount set forth below:

FROM AND INCLUDING	TO AND INCLUDING	EBITDA FOR FOUR FISCAL QUARTERS THEN ENDED SHALL NOT BE LESS THAN

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6/30/07	9/29/07	$2,500,000
9/30/07	3/30/08	$3,000,000
3/31/08	6/29/08	$4,000,000
6/30/08	9/29/08	$6,500,000
9/30/08	the later to occur of (i) the maturity date of the Secured Note and (ii) the extinguishment of the L/C Guaranty	$7,000,000

(c) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Company ending during the periods specified below, the Company shall maintain a ratio of (i) EBITDA for the four fiscal quarters of the Company then ended, less Unfinanced Capital Expenditures (as such term is defined in the Credit Agreement) of the Company and the Subsidiaries on a consolidated basis for the same four fiscal quarters then ended to (ii) Fixed Charges (as such term is defined in the Credit Agreement) of the Company and the Subsidiaries for the same four fiscal quarters (except as noted below) then ended of not less than:

FROM AND INCLUDING	TO AND INCLUDING	FIXED CHARGE COVERAGE RATIO SHALL NOT BE LESS THAN
6/30/07	6/29/08	.50 to 1.00
3/30/08	the later to occur of (i) the maturity date of the Secured Note and (ii) the extinguishment of the L/C Guaranty	.75 to 1.00

(d) Minimum Financial Responsibility Composite Score. As of the last day of each fiscal year of the Company, the Company shall not permit the Financial Responsibility Composite Score (as such term is defined in the Credit Agreement) to be less than 1.0.

(e) Cohort Default Rate. The Company shall not, nor shall it permit any Subsidiary or any School (as such term is defined in the Amended and Restated Credit Agreement) to, maintain or permit to exist a Cohort Default Rate (as such term is defined in the Credit Agreement) exceeding 20% at any time.

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(f) Capital Expenditures. The Company shall not permit Capital Expenditures (other than Capital Expenditures financed by Growth Equity Cap Ex Investments (as such terms are defined in the Credit Agreement)) of the Company and its Subsidiaries on a consolidated basis to exceed for any fiscal quarter to exceed the corresponding amount set forth below:

FROM AND INCLUDING	TO AND INCLUDING	CAPITAL EXPENDITURES FOR FISCAL QUARTER THEN ENDED SHALL NOT BE MORE THAN:
6/30/07	12/30/07	$250,000
12/31/07	the later to occur of (i) the maturity date of the Secured Note and (ii) the extinguishment of the L/C Guaranty	$700,000

If the Company and its Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any fiscal quarter, the Company may carry forward, to the immediately succeeding fiscal quarter only, 50% of such unutilized amount (with Capital Expenditures made by the Company in such succeeding fiscal quarter applied last to such unutilized amount).

ARTICLE V.
MISCELLANEOUS

5.1 Fees and Expenses.

(a) In addition to any other fees or expenses payable by the Company to Purchaser (whether in cash or Securities) hereunder, in connection with the financial assistance Purchaser has provided the Company and as consideration for its agreement to consummate the transactions contemplated hereby, the Company shall pay to Purchaser at Closing a fee of Three Hundred Fifteen Thousand Dollars ($315,000) in cash.

(b) The Company shall reimburse Purchaser for any and all direct expenses incurred in relation to procuring the Letter(s) of Credit and its due diligence and legal fees with respect to the transactions contemplated hereby in an amount up to Five Hundred Fifty Thousand Dollars ($550,000). Purchaser acknowledges that the principal amount of the Secured Note has been increased by an amount equal to the expense reimbursement set forth in this Section 5.1(b).

(c) The Company shall reimburse Purchaser for any and all out-of-pocket expenses incurred, from time-to-time, in connection with posting the Letter(s) of Credit, the L/C Guaranty and the maintenance thereof for so long as such instruments are outstanding. Further, the Company also shall reimburse Purchaser for its out-of-pocket fees expenses (including without limitation legal fees and expenses) associated with review and approval of the Proxy

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Statement and obtaining requisite approvals from Federal and state Governmental Authorities in connection with any possible change of control.

5.2 Rights Upon Termination. So long as Purchaser has proceeded in good faith to consummate this Agreement and the transactions contemplated hereby, in the event the Company elects not to consummate the Closing without cause, or fails to proceed in good faith, on or prior to the Closing Date, then in addition to any reimbursement of actual out-of-pocket expenses up to Two Hundred Fifty Thousand Dollars ($250,000), the Company shall pay to Purchaser a financial advisory and structuring fee (the "Advisory Fee") equal to Two Hundred Fifty Thousand Dollars ($250,000) which shall, at Purchasers' sole option, be payable, within three (3) days of termination of this Agreement by the Company, in cash or Common Stock of the Company based upon a per share price equal to a fifty percent (50%) discount to the twenty (20) day volume weighted closing bid price average on the Nasdaq Capital Market through the date of such termination hereunder. Upon the Company's election to terminate this transaction, the Advisory Fee shall be payable to Purchaser within three (3) days following Purchaser's receipt of notice from the Company that the Company has elected not to consummate this transaction. The Company hereby acknowledges that, in the event the Company is required to pay the Advisory Fee in accordance with this Section 5.2, the Company shall be deemed to have received advisory services from Purchaser in consideration of such Advisory Fee. In the event Purchaser does not consummate the transactions contemplated hereby by the Closing Date or otherwise terminates this Agreement prior to such date despite the Company's good faith attempts to consummate the transactions contemplated hereby, the terms of this Section 5.2 shall expire and the Company shall have no further obligation to pay the Advisory Fee.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, sent via a reputable nationwide overnight courier service or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

If to the Company, at 1 Van Der Donck Street, 2nd Floor, Yonkers, New York 10701, Attention: Dr. John J. McGrath and Joseph D. Alperin, or at such other address or addresses as may have been furnished in writing by the Company to Purchaser, with copies to Company Counsel at 666 Fifth Avenue, New York, New York 10103, Attention: Brian Broderick, Esq.; or

If to Purchaser, at One North Clematis, Suite 300, West Palm Beach, Florida 33401, Attention: Michael Falk, or at such other address or addresses as may have been furnished to the Company in writing by ComVest, with a copy to Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, Attention: Alan I. Annex, Esq.

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Notices provided in accordance with this Section 5.4 shall be deemed delivered upon personal delivery, one business day after being sent via a reputable nationwide overnight courier service, or three business days after deposit in the mail.

5.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser. Purchaser may assign any or all of its rights under this Agreement to any Person to whom Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to Purchaser.

5.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or Action, any claim that it is not personally subject to the jurisdiction of any such court or that such Action is improper or inconvenient venue for such Action. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an Action to enforce any provisions of the Transaction Documents, then the

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prevailing party in such Action shall be reimbursed by the other party for its attorneys' fees and other costs and expenses reasonably incurred with the investigation, preparation and prosecution of such Action.

5.10 Survival. Unless this Agreement is terminated under Section 5.2 hereof, all agreements, representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby until the pay-off of the Secured Note or extinguishment of the L/C Guaranty, whichever occurs later.

5.11 Execution. This Agreement may be executed in two (2) or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

5.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any

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action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to Purchaser pursuant to any Transaction Document or Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

EVCI CAREER COLLEGES HOLDING CORP.

By:______________________________
Name: DR. JOHN J. McGRATH
Title: CEO AND PRESIDENT

PURCHASER:

COMVEST INVESTMENT PARTNERS III, L.P.

By: ComVest III Partners, LLC, its General Partner

By:______________________________
Name: Inder Tallur
Title: Authorized Signatory

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NY 238369148v8